After recording please return to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue                                 [Camden County, New Jersey]
New York, New York 10017
Attention:  Cynthia Parker

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          MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS,
                               AND FIXTURE FILING

                                     made by

                          MAFCO WORLDWIDE CORPORATION,

                                   Mortgagor,

                                       to

                           JPMORGAN CHASE BANK, N.A.,
                       as Administrative Agent, Mortgagee

                          Dated as of December 8, 2005

--------------------------------------------------------------------------------

                      THIS MORTGAGE SECURES FUTURE ADVANCES

                                TABLE OF CONTENTS

         17.      Security Agreement under Uniform Commercial Code; Fixture

                          MORTGAGE, SECURITY AGREEMENT,
               ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

     THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND
FIXTURE FILING, dated as of December 8, 2005 is made by MAFCO WORLDWIDE
CORPORATION, a Delaware corporation ("Mortgagor"), whose address is Third Street and Jefferson Avenue, Camden, New Jersey 08104, to JPMORGAN CHASE BANK, N.A., as
Administrative Agent (in such capacity, "Mortgagee") whose address is Loan and
Agency Services, 111 Fannin, 10th Floor Houston, Texas 77002. References to this
"Mortgage" shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

                                   Background
                                   ----------

     A. Flavors Holdings Inc., a Delaware corporation, Mortgagor, as Borrower, the several banks and other financial institutions or entities from time to time parties thereto (collectively, the "Lenders"), and Bear Stearns Corporate
Lending Inc., as syndication agent, and Mortgagee, are parties to that certain
Credit Agreement, dated as of December 8, 2005 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). The terms of the
Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

     B. Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Mortgagor upon the terms and subject to the conditions set forth therein.

     C. Certain of the Qualified Counterparties may enter into Specified Hedge
Agreements with Mortgagor.

     D. Mortgagor is the owner of the fee simple estate in the parcel(s) of real property described on Schedule A attached hereto (the "Land"), and owns all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the "Improvements"; the Land and the Improvements being collectively referred to as the "Real Estate").

     E. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Mortgagor under the Credit
Agreement that Mortgagor shall have executed and delivered this Mortgage to
Mortgagee for the ratable benefit of the Secured Parties.

                                Granting Clauses
                                ----------------

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure all unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Mortgagor (including, without limitation, interest accruing

                                                                               2

at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the
Mortgagee or any Lender (or, in the case of any Specified Hedge Agreement or
Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Mortgage, the other Loan Documents, any Letter of Credit, any Specified Hedge Agreement, any Specified Cash Management
Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise
(including, without limitation, all fees and disbursements of counsel to the
Mortgagee or to the Lenders that are required to be paid by the Mortgagor pursuant to the terms of any of the foregoing agreements) (collectively, the
"Obligations");

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND
HEREBY GRANTS, BARGAINS, SELLS, ALIENS, REMISES, RELEASES, CONVEYS, MORTGAGES,
ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, DELIVERS, SETS OVER, WARRANTS AND
CONFIRMS UNTO MORTGAGEE, ITS SUCCESSORS AND ASSIGNS FOREVER, WITH MORTGAGE
COVENANTS:

          (a) the Land;

          (b) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof, and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

          (c) all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the
     Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

          (d) all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning

                                                                               3

     and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (d) being referred to as the "Equipment");

          (e) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the
     Real Estate and the Equipment, subsequently acquired by or released to
     Mortgagor or constructed, assembled or placed by Mortgagor on the Real
     Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

          (f) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the "Leases"), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the "Rents");

          (g) all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and
     Mortgagor's interest in and to all proceeds of any such insurance policies
     (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

          (h) to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental

                                                                               4

     approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate;
     and

          (i) all proceeds, both cash and noncash, of the foregoing;

          (All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (d) are collectively referred to as the "Premises", and those described in the foregoing clauses (a) through (i) are collectively referred to as the "Mortgaged Property").

          TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the
Obligations are fully paid and performed, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

          This Mortgage covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured
Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

                              Terms and Conditions
                              --------------------

          Mortgagor further represents, warrants, covenants and agrees with
Mortgagee and the Secured Parties as follows:

          1. Defined Terms. Capitalized terms used herein (including in the
"Background" and "Granting Clauses" sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
References in this Mortgage to the "Default Rate" shall mean the interest rate applicable pursuant to Section 2.14(c) of the Credit Agreement. References
herein to the "Secured Parties" shall mean the collective reference to (i)
Mortgagee, (ii) the Lenders (including any Issuing Lender in its capacity as
Issuing Lender), (iii) each counterparty or party to a Specified Hedge Agreement or Specified Cash Management Agreement entered into with the Borrower or
Mortgagor if such counterparty or party was a Lender (or an Affiliate of a
Lender) at the time the Specified Hedge Agreement or Specified Cash Management
Agreement was entered into, (iv) any other holders from time to time of the
Obligations, and (v) the respective successors, indorsees, transferees and assigns of each of the foregoing.

          2. Warranty of Title. Mortgagor warrants that it has good record title in fee simple to, or a valid leasehold interest in, the Real Estate, and good title to, or a valid leasehold interest in, the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies, if any, being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section
7.2 of the Credit Agreement (the "Permitted Exceptions"). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the

                                                                               5

holders of the Permitted Exceptions). Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

     3. Payment of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

     4. Requirements. Mortgagor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the
Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the
Mortgaged Property, except where a failure to do so could not reasonably be expected to have a material adverse effect (considered both individually and together with other such failures) on (i) the current business, operations or condition (financial or otherwise) of the Mortgagor, (ii) the current use of the
Mortgaged Property or (iii) the value of the Mortgaged Property (assuming its current use).

     5. Payment of Taxes and Other Impositions. (a) Prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the "Impositions"), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Mortgagee,
Mortgagor shall deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition. If by law any Imposition, at
Mortgagor's option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

          (b) Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any
Imposition after the date such Imposition shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any
Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

     6. Insurance. (a) Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Mortgagee, and (ii) insuring Mortgagor, the Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the
Mortgagee. All such insurance

                                                                               6

shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Mortgagee of written notice thereof, (ii) name the
Mortgagee as an additional insured party or loss payee, (iii) include deductibles consistent with past practice or consistent with industry practice or otherwise reasonably satisfactory to the Mortgagee.

          (b) If any portion of the Premises is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, Mortgagor shall maintain or cause to be maintained, flood insurance in an amount reasonably satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood
Insurance Act of 1968, as amended.

          (c) Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged
Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

          (d) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon 5 days'
notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

          (e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $500,000,
Mortgagor shall give prompt notice thereof to Mortgagee. All insurance proceeds paid or payable in connection with any damage or casualty to the Real Estate shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement.

          (f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

     7. Restrictions on Liens and Encumbrances. Except for the lien of this
Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

     8. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under Section 7.5 of the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the
Mortgaged Property.

     9. Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material

                                                                               7

portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Event and applied in the manner specified in the
Credit Agreement.

     10. Leases. Except as expressly permitted under the Credit Agreement,
Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) execute or permit to exist any Lease of any of the Mortgaged Property.

     11. Further Assurances. To further assure Mortgagee's rights under this
Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged
Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

     12. Mortgagee's Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor, within the applicable grace period, if any, provided for in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon 5 days' notice to Mortgagor (but shall be under no obligation to)
pay or perform the same, and the amount or cost thereof, with interest at the
Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure
Mortgagor's default or waive any right or remedy of Mortgagee.

     13. Remedies. (a) Upon the occurrence and during the continuance of any
Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against
Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

               (i) Mortgagee may, to the extent permitted by applicable law, (A)
          institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Credit Agreement, the Guarantee and Collateral Agreement
          or any other Loan Document, (C) sell all or part of the Mortgaged
          Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys' fees and disbursements.
          Interest at the Default Rate shall be due on any judgment obtained by
          Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment; and

                                                                               8

               (ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the
          Mortgaged Property or any other collateral as security for the
          Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise
          (Mortgagor hereby agreeing to surrender possession of the Mortgaged
          Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the
          Mortgaged Property as Mortgagee shall deem appropriate as fully as
          Mortgagor might do.

          (b) In case of a foreclosure sale, the Real Estate may be sold, at
Mortgagee's election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged
Property to be held.

          (c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

          (d) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Mortgagee shall be held by Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner set forth in Section 6.5 of the Guarantee and Collateral Agreement. Following any sale of the Mortgaged
Property, or any part hereof, under the provisions of this instrument, all persons and parties in possession of the property sold shall be divested of any and all interest in and claim to the Mortgaged Property, and shall be obligated to immediately vacate the premises, and prior to such vacation shall be tenants at sufferance of the purchaser of the property sold and shall be subject to eviction in an action of forcible detainer; provided, the provisions of this subparagraph shall be subject to any agreements made in writing by Mortgagee with reference to any existing and/or future leases; provided, further, the purchaser at any foreclosure sale shall have the option but not the obligation to affirm any then existing leases or tenancies or otherwise succeed to the rights of Mortgagor thereunder.

     14. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale,
Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any

                                                                               9

other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Guarantee and Collateral
Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

     15. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of Mortgagor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

     16. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee's option any parcel, portion or all of the Mortgaged
Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

          (b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

          (c) If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage (or direct the sale of the Mortgaged
Property, as the case may be) subject to the rights of any tenants of the
Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant's rights in such sale will not be asserted by Mortgagor as a defense to

                                                                              10

any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

          (d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

     17. Security Agreement under Uniform Commercial Code; Fixture Filing. (a)
It is the intention of the parties hereto that this Mortgage shall constitute a security agreement within the meaning of the Uniform Commercial Code (the
"Code") of the State in which the Mortgaged Property is located. If an Event of
Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with
Mortgagee's rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten (10) days' notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by
Mortgagee shall include, but not be limited to, attorneys' fees and legal expenses. At Mortgagee's request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

          (b) Certain portions of the Mortgaged Property are or will become
"fixtures" (as that term is defined in the Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Mortgaged Property that are or become fixtures. The real property to which the fixtures relate is described in Exhibit A hereto. The record owner of the real property described in Exhibit A hereto is Mortgagor.
The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor's organizational identification number is 3833596.

     18. Assignment of Rents. (a) Mortgagor hereby assigns to Mortgagee the
Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in

                                                                              11

effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents, and Mortgagor shall be entitled to collect, receive, use and retain the Rents until Mortgagor's right to collect, receive, use and retain the Rents is revoked; such right of Mortgagor may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default by giving not less than five days' written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged
Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

          (b) Mortgagor has not affirmatively done any act which would prevent
Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

          (c) Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor's obligations contained in this Section and in the Leases.

     19. Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any
Lease whether or not such Lease is subordinate to this Mortgage nor shall
Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any
Lease. By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such application shall not be construed to cure or waive any Default or Event of
Default or invalidate any act taken by Mortgagee on account of such Default or
Event of Default.

     20. Notices. All notices, requests and demands to or upon the Mortgagee or the Mortgagor hereunder shall be effected in the manner provided for in Section
10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

     21. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 10.1 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

                                                                              12

     22. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.
Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Documents shall be subject to the limitation that
Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

     23. Mortgagor's Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the
Mortgaged Property after the occurrence of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagee, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

          (b) To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property,
(ii) any extension of the time for the enforcement of the collection of the
Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for
Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

     24. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner

                                                                              13

affect Mortgagee's rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by
Mortgagee, as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged
Property), be deemed a "mortgagee in possession," and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

     25. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.
Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by
Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee's right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the

                                                                              14

State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

     26. Successors and Assigns. All covenants of Mortgagor contained in this
Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor
(and each of them) and all subsequent owners, encumbrancers and tenants of the
Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns. The word "Mortgagor" shall be construed as if it read
"Mortgagors" whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

     27. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

     28. Governing Law, etc. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Mortgaged
Property is located, except that Mortgagor expressly acknowledges that by their respective terms the Credit Agreement and the Guarantee and Collateral Agreement
shall be governed and construed in accordance with the laws of the State of New
York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State.

     29. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this
Mortgage shall be used interchangeably in singular or plural form and the word
"Mortgagor" shall mean "each

                                                                              15

Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein," the word "Mortgagee" shall mean "Mortgagee or any successor agent for the Lenders," the word "person" shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words "Mortgaged Property" shall include any portion of the Mortgaged
Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

     30. Duty of Mortgagee; Authority of Mortgagee. (a) The Mortgagee's sole duty with respect to the custody, safekeeping and physical preservation of the
Mortgaged Property which is in its possession, or otherwise, shall be to deal with it in the same manner as the Mortgagee deals with similar property for its own account. Neither the Mortgagee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Mortgagor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof. The powers conferred on the Mortgagee and the Secured Parties hereunder are solely to protect the Mortgagee's and the Secured Parties'
interests in the Mortgaged Property and shall not impose any duty upon the
Mortgagee or any Secured Party to exercise any such powers. The Mortgagee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Mortgagor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

          (b) Mortgagor acknowledges that the rights and responsibilities of the
Mortgagee under this Mortgage with respect to any action taken by the Mortgagee or the exercise or non-exercise by the Mortgagee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Mortgage shall, as between the Mortgagee and the Secured
Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the
Mortgagee and Mortgagor, the Mortgagee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Mortgagor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

     31. Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by
Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties' intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

                                                                              16

     32. Enforcement Expenses; Indemnification. (a) Mortgagor agrees to pay, or reimburse each Secured Party and the Mortgagee for, all its costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Mortgagee.

          (b) Mortgagor agrees to pay, and to save the Mortgagee and the Secured
Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged
Property or in connection with any of the transactions contemplated by this
Mortgage.

          (c) Mortgagor agrees to pay, and to save the Mortgagee and the Secured
Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

          (d) The agreements in this Section shall survive repayment of the
Obligations and all other amounts payable.

     33. Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by the Credit
Agreement and the Net Cash Proceeds are delivered to Mortgagee in accordance with the terms of the Credit Agreement, then the Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. The Mortgagor shall deliver to the Mortgagee, at least five Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Mortgagor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents. No consent of any Qualified Counterparty shall be required for any release of all or any portion of the Mortgaged Property pursuant to this Section.

     34. New Jersey Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) None of the real property owned and/or occupied by Mortgagor or any affiliate of Mortgagor and located in the State of New Jersey, including, but not limited to the Premises is now being used as a "Major Facility" (as defined in the New Jersey Spill
Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (as amended from time to time, the "Spill Act")), and Mortgagor agrees that if such real property, including, but not limited to, the Premises, shall be used as a "Major Facility"
after the date of this Mortgage, including after completion of any construction, renovation, restoration and other developmental work which Mortgagor or any affiliate of Mortgagor intends to undertake or cause to be undertaken thereon, such real property, including, but not limited to, the Premises, shall be so used in compliance with all applicable Legal Requirements in all material respects.

                                                                              17

          (b) Mortgagor has no knowledge or reason to believe that a lien has been attached to any revenues of or any real or personal property owned by
Mortgagor or any affiliate of Mortgagor and located in the State of New Jersey, including, but not limited to the Premises, pursuant to the provisions of the
Spill Act, including by reason of expenditures from the New Jersey Spill
Compensation Fund in connection with any intentional or unintentional action or omission on the part of Mortgagor, any affiliate of Mortgagor or any previous owner and/or operator of such real property. To the knowledge of Mortgagor, neither Mortgagor nor any affiliate of Mortgagor has received a summons, citation, or directive, written or oral, from the New Jersey Department of
Environmental Protection concerning any such intentional or unintentional action or omission described by the preceding sentence.

          (c) If a lien shall be filed against the Premises by the New Jersey
Department of Environmental Protection or any other Governmental Authority, whether pursuant to the provisions of the Spill Act, or otherwise, then
Mortgagor shall, within thirty (30) days from the date that Mortgagor is given notice that the lien has been placed against the Premises or within such shorter period of time in the event that the applicable Governmental Authority has commenced steps to cause the Premises to be sold pursuant to the lien, either
(i) pay the claim and remove the lien from the Premises, or (ii) furnish (a) a bond satisfactory to Mortgagee in the amount of the claim out of which the lien arises, (b) a cash deposit in the amount of the claim out of which the lien arises, or (c) other security reasonably satisfactory to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises.

          (d) Mortgagor shall not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part, a releasing, spilling, leaking, pumping, emitting, pouring, emptying, dumping or other
"discharge" (as such term is defined in the Spill Act) of a "Hazardous
Substance", "Hazardous Waste" or "Hazardous Material" (as defined above), on, into or from the Premises except in accordance with Legal Requirements, except to the extent that such discharge could not reasonably be expected to have a
Material Adverse Effect. If Mortgagor does cause or permit any such action or omission Mortgagor shall promptly clean up such spill, leak, etc., in accordance with the provisions of the Spill Act.

          (e) To the extent Mortgagor is required to comply with the New Jersey
Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (as amended from time to time, "ISRA") by reason of the operations of a tenant under any Lease, Mortgagor shall comply fully with ISRA, upon termination of any of such Lease and shall use its best efforts to cause any tenant to comply, including upon any
"transfer" or "cessation" of operations (as such terms are construed under
ISRA). From and after the date hereof, in the event compliance with ISRA is required for any reason, Mortgagor shall upon demand by Mortgagee post a bond or other security with Mortgagee reasonably satisfactory to Mortgagee in all respects, to secure Mortgagor's obligations hereunder or under ISRA.

     35. Receipt of Copy. Mortgagor acknowledges that it has received a true copy of this Mortgage.

     36. Revolving Credit. This Mortgage secures, among other obligations, a revolving line of credit pursuant to the terms and conditions of the Credit
Agreement, under the terms of which funds may be advanced, paid back, and readvanced. The sums advanced pursuant to and in accordance with the terms and conditions of the Credit Agreement after the effective date of

                                                                              18

this Mortgage shall have the same priority over liens, encumbrances, and other matters as if such advances had been made as of the effective date of this
Mortgage. This Mortgage is subject to modification as defined by N.J.S.A
46:9-8.1. This Mortgage secures the principal amount of $125,000,000 together with (a) accrued and unpaid interest outstanding from time to time at the one or more applicable rates set forth in the Credit Agreement, (b) advances made from time to time by the Administrative Agent or the Secured Parties for taxes, assessments, and insurance premiums, (c) indemnification obligations of the
Mortgagor under the Loan Documents, (d) costs and expenses that may be required to be paid by the Mortgagor under the Loan Documents from time to time, including, among others, reasonably incurred attorneys' fees and expenses, and
(e) all other amounts that may be advanced from time to time by the
Administrative Agent or the Secured Parties under the Loan Documents.

     37. Name and Address of Mortgagee. The name and address of the
Administrative Agent from which a Person may obtain about the lien and security interest of this Mortgage is JPMORGAN CHASE BANK, N.A., as Administrative Agent,
whose address is Loan and Agency Services, 111 Fannin, 10th Floor Houston, Texas
77002.

                  This Mortgage has been duly executed by Mortgagor as of the date fist above written and is intended to be effective as of such date.

                                            MAFCO WORLDWIDE CORPORATION

                                            By:  /s/ Stephen G. Taub
                                                 -------------------------------
                                                 Name:  Stephen G. Taub
                                                 Title: President

State of New Jersey)
                        ) ss.
County of Camden   )

                  On this 6th day of December in the year 2005 before me,
Kathleen L. Pierman, a Notary Public of said State, duly commissioned and sworn, personally appeared Stephen G. Taub, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as president (or secretary) or on behalf of the corporation therein and acknowledged to me that such corporation executed the same.

                  In Witness Whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

                                                     /s/ Kathleen L. Pierman
                                                     -----------------------
                                                     Notary Public #2209175

                                                         [Notarial Stamp]

                                                      KATHLEEN L. PIERMAN
                                                   NOTARY PUBLIC OF NEW JERSEY
                                                   Commission Expires 1/27/2008

                                   Schedule A
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                             Description of the Land
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ALL those certain tracts, lots and parcels of land lying and being in the City of Camden, County of Camden and State of New Jersey, being more particularly described in accordance with surveys made by Sitech Corporation, dated March 12,
2001, as follows:

TRACT 1:
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BEGINNING at a point of intersection of the Northerly line of Chelton Avenue (60 feet wide) and the Westerly line of Third Street (60 feet wide) (unimproved), extending; thence

1) Along the Northerly line of Chel(on Avenue, North 82 degrees 45 minutes 00 seconds West, a distance of 1152.11 feet to a point in the exterior wharf line, established by the Riparian Commission of New Jersey in 1873; thence

2) Along said wharf line, North 17 degrees 00 minutes 00 seconds West, a distance of 203.49 feet to a point in the same; thence

3) North 16 degrees 45 minutes 00 seconds West, a distance of 61.10 feet to a point; thence

4) Still along same, North 12 degrees 30 minutes 00 seconds West, a distance of
232.32 feet to a point; thence

5) South 82 degrees 45 minutes 00 seconds East, a distance of 743.03 feet to a point in the Northerly line of Jefferson Street (60 feet wide); thence

6) Along said line, South 07 degrees 15 minutes 00 seconds West, a distance of
60.00 feet to a point in the Southerly line of Jefferson Street; thence

7) Along said line, South 82 degrees 45 minutes 00 seconds East, a distance of
596.00 feet to a point in the Westerly line of Third Street; thence

8) Along the same, South 07 degrees 15 minutes 00 seconds West, a distance of
400.00 feet to the point and place of beginning.

BEING Lot 5, Block 454, on the Tax Map of Camden City, Camden County, NJ.

TRACT 2
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Beginning at a point in the center line of Viola Street (60 feet wide)(now vacated), said point also being in the Westerly line of Third Street (60 feet wide) and extending; thence

1)   Westwardly, along the Northerly line of Viola Street, a distance of 596.00 feet to a point in the center line of Second Street (previously 50 feet wide)(a private road); thence

2)   Northwardly, forming an Interior right angle of 90 degrees 02 minutes 05 seconds along the said line, a distance of 240.0 feet to a point, said point being the center line of Emerald Street, if extended; thence

3)   Along said line, forming an interior angle of 89 degrees 57 minutes 55 seconds, a distance of 596.00 feet to a point in the said Westerly line of
     Third Street; thence

4)   Along said line of Third Street, Southwardly, forming an interior angle of
     90 degrees 02 minutes 05 seconds a distance of 240 feet to the point and place of Beginning.

 BEING Block 454, Lot 20 and p/o Lot 25, on the Tax Map of Camden City, Camden
County, New Jersey.

TRACT 3:
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BEGINNING at a point of intersection of the Southerly tine of Jefferson Street
(60 feet wide) and the Westerly line of Fourth Street (60 feet wide), extending;
thence

1) Westwardly, along the Southerly line of Jefferson Street, a distance of
200.00 feet to a point in the Easterly line of Ancona Street (40 feet wide) (not physical); thence

2) Southwestwardly, at right angles to Jefferson Street, a distance of 240.00 feet to a point in the line of lands now or formerly of Atlantic City Railroad
Company; thence

3) Eastwardly, parallel with Jefferson Street, along said line, a distance of
100.00 feet to a point; thence

4) Southwardly, parallel with Fourth Street, still along said lands, a distance of 140.00 feet to a point; thence

5) Eastwardly, still along said lands, parallel with Jefferson Street, a distance of 100.00 feet to a point in the Westerly line of Fourth Street; thence

6) Northwardly, along said line, a distance of 380.00 feet to the point and place of beginning. BEING Lot 2, Block 496, on the Tax Map of Camden City,
Camden County, New Jersey.

TRACT 4:
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         BEGINNING at a spike at the intersection of the Southwesterly line of
Jefferson Street 60 feet wide) with the Northwesterly line of Ancona Street (40 feet wide); thence (1) South 10 degrees 00 minutes 00 seconds West, along the
Northwesterly line of Ancona Street, a distance of 229.32 feet to an Iron pipe for a point on a non tangent curve, said point being a distance of 32 feet measured Northeastwardly and radially from the centerline of the Easternmost yard track formerly of the Pennsylvania-Reading Seashore Lines; thence (2)

Extending In a Northwesterly direction, parallel and concentric with said curved centerline of track, along a line curving to the right with a radius of 1,368.0 feet, an arc distance of 255.27 feet and having a chord bearing and distance of
North 15 degrees 54 minutes 35 seconds West, 254.95 feet to an iron pipe for a point on a nontangent line, said point being distant 32 feet measured
Northeastwardly and radially from said, curved centerline of track, said point also being on the Southwesterly line of Jefferson Street (60 feet wide); thence
(3) South 80 degrees 00 minutes 00 seconds East, along the same, a distance of
111.40 feet to a spike at the intersection of the Southwesterly line of
Jefferson Street with the Northwesterly line of Ancona Street, the point and place of beginning.

         PARCEL A, now Lot 5, Block 496, formerly being part of Lot 1, Block
773, on the Tax Records of the City of Camden, Camden County, New Jersey:

TRACT 5:
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BEGINNING at an iron pipe at the intersection of the Northwesterly line of
Fourth Street (60 feet wide) with the Northeasterly line of Chelton Avenue (60 feet wide); thence (1) North 80 degrees 00 minutes 00 seconds West, along
Northeasterly line of Chelton Avenue, a distance of 116.79 feet to an iron pipe for a point of nontangent curve, said point being distant 32 feet measured
Northeastwardly and radially from the centerline of the Easternmost yard track formerly of the Pennsylvania-Reading Seashore Lines; thence (2) Extending In a
Northwesterly direction parallel with and concentric with said curved centerline of track, along a line curving to the right with a radius of 1,368.0 feet, an arc distance of 136.71 feet and having a chord bearing and distance of North 27 degrees 30 minutes 20 seconds West, 136.67 feet to an Iron pipe for a point on the nontangent line, said point being distant 32 feet measured Northeastwardly and radially from the said curved centerline of track, said point being also on the Southwesterly line of Ancona Street (40 feet wide); thence (3) North 10 degrees 00 minutes 00 seconds East, along the Southeasterly line of Ancona
Street, a distance of 51.58 feet to a spike for a corner to lands now or formerly of McAndrews and Forbes Company; thence (4) South 80 degrees 00 minutes
00 seconds East, along the same, a distance of 100.0 feet to a spike for a corner; thence (5) South 10 degrees 00 minutes 00 seconds West, along the same,
f distance of 140.0 feet to an Iron pipe for a corner; thence (6) South 80 degrees 00 minutes 00 seconds East, along the same, a distance of 100.0 feet to an Iron pipe for a corner, said point also being on the Northwesterly line of
Fourth Street (60 feet wide); thence (7) South 10 degrees 00 minutes 00 seconds
West, along the same, a distance of 20.0 feet to an iron pipe at the intersection of the Northwesterly line of Fourth Street with the Northeasterly line of Chelton Avenue, the point and place of beginning.

PARCEL B, now being Lot 2, Block 406, formerly being part of Lot 3 and all of
Lot 4, Block 774, on the Tax Records of the City of Camden, County of Camden,
New Jersey.